James O’Leary

Re: Position as President and CEO

Dear Jim:

This letter (this “Letter Agreement”) is dated as of June 20, 2025 and will confirm the terms of the agreement offered to you by DMC Global Inc. (the “Company”) with respect to your role as the Company’s President and Chief Executive Officer, which will be in addition to your role as Executive Chairman.

Position as President and Chief Executive Officer. As you know, you are a member of the Board of Directors of the Company (the “Board”) and are currently serving as the Company’s Executive Chairman in accordance with the terms of that letter agreement dated effective as of October 16, 2024 (the “Executive Chairman Agreement”), and as the Company’s Interim President and Chief Executive Officer in accordance with the terms of that letter agreement dated effective as of November 29, 2024 (the “Interim CEO Agreement”).

Should you accept this offer, you will serve as President and Chief Executive Officer (the “Chief Executive”) of the Company, reporting to the Board. Your position as the Chief Executive will commence effective upon July 1, 2025 (the “Effective Date”). Your position as Executive Chairman will continue pursuant to the terms and conditions of the Executive Chairman Agreement except as set forth herein; the Interim CEO Agreement is terminated and superseded by this Letter Agreement as of the Effective Date.

Base Salary. During the term of your service as the Chief Executive, you will earn an annual base salary of not less than $800,000 (less applicable taxes, deductions and withholdings, and prorated for 2025 and any other partial year of service as the Chief Executive), paid in accordance with the Company’s standard payroll procedures. From and after the Effective Date, the Company will have no further obligation to you in respect of base salary pursuant to the Executive Chairman Agreement.

Cash Incentive Compensation. Beginning with fiscal year 2025, you will be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to (and subject to the terms of) the Company’s cash incentive program applicable to senior executives generally, as in effect from time to time, pro rated for any partial year. Your target Annual Bonus will be 125% of your base salary (the “Target Bonus”). The amount of your Annual Bonus, if any, will be determined by the annual terms established by the Compensation Committee of the Board (the “Compensation Committee”). All Annual Bonuses shall be paid in cash no later than 70 days following the end of the fiscal year during which your right to the Annual Bonus vests (or otherwise in a manner intended to be compliant with, or exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be less applicable taxes, deductions and withholdings.

Long-Term Incentives. The restricted stock awards granted to you as contemplated by the Executive Chairman Agreement remain outstanding and shall vest or be forfeited in accordance with their original terms.

You will be eligible for annual long-term incentive grants at a target of no less than $3.7 million per year; for 2025, such grants shall have a grant date value of $3.7 million and shall consist of the following: (i) one-half (1/2) of such target grant shall be based on time-based restricted stock unit awards (“RSUs”) vesting over a three (3)-year period based on your continued employment; and (ii) one-half (1/2) of such target grant shall be performance-based performance stock units (“PSUs”) and such awards vest at the end of a three (3)-year performance period based on metrics set at the time of grant and your continued employment. For 2025, such PSUs shall be measured based on the operating performance criteria and timeframe previously established by the Compensation Committee.

All long-term incentive grants shall be subject to the terms and conditions of this Letter Agreement, the Company’s 2025 Omnibus Incentive Plan (such plan and any successor plan, as each may be amended and/or restated, the “Stock Plan”) and applicable award agreements in form approved by the Board and/or the Compensation Committee; provided, however that with respect to RSUs granted in 2025: (i) vesting of then-unvested RSUs will accelerate upon: (x) the elimination of the “Put Option” (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of Arcadia Products, LLC, a Colorado limited liability company (as the same may be amended, modified or supplemented, the “Arcadia LLC Agreement”)), (y) the Company consummating the transaction contemplated by the “Call Option” (as defined in the Arcadia LLC Agreement) or using its then-existing credit facilities to fund its cash payment of 100% of the purchase price of the Put Option, or (z) the Company restructuring or refinancing its credit facilities or otherwise obtaining available financing commitments sufficient to fund the cash payment of 100% of the purchase price of the Put Option; and (ii) such RSUs shall be settled solely in cash in order to assist the Company in preserving shares available for awards to other employees under the Stock Plan. After 2025, annual long-term incentive grants (targeted at no less than $3.7mm per year) will be structured as determined by the Compensation Committee.

Severance Payment. You will be a “Participant” in the Company’s Executive Severance Plan (such plan and any successor plan, as each may be amended and/or restated, the “Severance Plan”) with the Severance Multiple of 2x and CIC Multiple of 3x; provided, that: (i) the terms “Cause”, “Good Reason” and “Change in Control” for purposes of your participation in the Severance Plan shall have the meanings ascribed to those terms in this Letter Agreement; and (ii) your Severance Payment (as defined in the Severance Plan) shall in all cases (including in the absence of a Change in Control) include the applicable multiple of your Target Bonus. For clarity, the payment of 2x your Target Bonus in the non-Change in Control context shall be a supplemental severance payment provided under this Letter Agreement in addition to the terms of the Severance Plan.

Benefits. You will continue to be eligible for the Company’s standard benefits available to similarly situated employees of the Company, including healthcare benefits and participation in the Company’s 401(k) Plan, subject to the terms and condition of all such benefits plans. You will also continue to be eligible for four (4) weeks or twenty (20) days of time off per year. The Company may amend, modify or terminate its benefit plans and policies at any time or from time to time.

Proprietary Information and Inventions Agreement. The Company’s standard proprietary information, inventions, and non-solicitation agreement which you signed in connection with your engagement as Executive Chairman shall remain in full force and effect.

At-Will Employment. As an at-will employer, the Company cannot guarantee your employment for any specific duration. You are free to terminate employment and the Company is entitled to terminate your employment, in each case, at any time, for any reason or no reason and with or without cause or prior warning.

IRC Section 409A. The intent of the parties is that payments and benefits under this Letter Agreement comply with, or be exempt from, Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered in a manner intended to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of any payments under this Letter Agreement which are subject to Section 409A of the Code until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Letter Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter Agreement or any other arrangement between you and the Company during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you under this Letter Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Letter Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

Governing Law and Choice of Forum. Your employment will be governed by and interpreted under the laws of the State of Colorado without regard to its conflict of law principles. The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship shall be filed, tried and litigated exclusively in a state or federal court located in Colorado. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses for lack of jurisdiction, non-convenience, or proper venue by such courts.

Successors and Assigns. You may not assign or transfer your rights or delegate your duties, responsibilities, or obligations under this Letter Agreement to any person, firm, or corporation without the prior written consent of the Company. This Letter Agreement and all of the Company’s rights and obligations hereunder may be assigned, delegated or transferred by the Company to any affiliate or subsidiary of the Company, or to any business entity which at any time by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. This Letter Agreement shall inure to the benefit of and shall be binding upon the parties hereto, and any successors to or assigns of the Company.

Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same.

Entire Agreement; Amendment. By signing this Letter Agreement, you agree that the terms in this Letter Agreement, the Executive Chairman Agreement (as modified by this Letter Agreement), and the terms set forth in the standard proprietary information, inventions and non-solicitation   agreement) constitute the entire agreement between the parties and supersede all other agreements or understandings with respect to the subject matter hereof. This Letter Agreement may be amended, modified and/or terminated only by a written instrument signed by both parties hereto.

To confirm that you agree to the terms stated in this Letter Agreement, please sign and date an enclosed copy of this Letter Agreement and return a scanned copy of the Letter Agreement to me and to Elizabeth English, the Company’s Deputy General Counsel.

[Signature Pages Follow]

Sincerely and on behalf of the Company,

/s/ Ouma Sananikone
Ouma Sananikone
Lead Independent Director

ACKNOWLEDGEMENT:

I accept the offer as set forth above.

By:	/s/ James O'Leary	Date:	June 20, 2025
James O’Leary

ATTACHMENT A

DEFINITIONS

For the purposes of this Letter Agreement, the following terms shall have the following meanings:

“Change in Control” shall have the meaning ascribed to such term in the Stock Plan; provided, that clause (a)(1) of such definition shall be amended to read as follows: “any acquisition directly from the Company other than an Arcadia Issuance.” For such purposes, the term “Arcadia Issuance” shall mean any issuance by the Company of (i) its stock in payment of the purchase price for all or any portion (in one or more transactions) of the ownership interest in Arcadia, not owned by the Company or its affiliate DMC Korea Inc., including (without limitation) in connection with the “Put Option”; or (ii) its stock upon conversion into shares of the Company’s common stock of any stock issued as contemplated by clause (i) of this sentence; (iii) its stock pursuant to a financing transaction for the principal purpose of obtaining funding to the Company for the payment of the purchase price for the “Put Option” or “Call Option” (as defined in the Arcadia LLC Agreement); or (iv) its stock upon conversion into shares of the Company’s common stock of any convertible stock issued as contemplated in clause (iii) of this sentence.

“Cause” shall mean (i) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, a member of the Board’s Compensation Committee, or another authorized officer of the Company, which specifically identifies the manner in which the sender believes you have not substantially performed your duties; or (ii) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; provided, however, termination by the Company without Cause shall also include: (i) the failure of the Board (or applicable Board committee) to nominate you for reelection to the Company’s Board (unless you have stated in writing you will not seek reelection); or (ii) the Board’s request that you resign or its removal of you without your written consent from the position of Executive Chairman.

“Good Reason” means the occurrence of any of the following related to your role as the Chief Executive without your written consent: (i) a reduction in your base salary; (ii) any change in your office or title, reporting relationship(s), authority, duties or responsibilities to the Company; (iii) any assignment of duties that are inconsistent with and result in any diminution of your position and duties with the Company; or (iv) the Company requires that you relocate your principal residence or imposes on you any requirement of a principal workplace, any minimum time requirement at any Company workplace or other location(s) or other similar requirement. Notwithstanding the foregoing, no event shall constitute Good Reason unless (i) you notify the Board in writing of your intention to terminate for Good Reason (describing the condition(s) that you have determined constitute Good Reason) within thirty (30) days after you know or have reason to know of the occurrence of any such event, (ii) the Company does not cure said condition within fifteen (15) days after its receipt of your written notice, and (iii) in the event the Company does not cure said condition, you terminate your employment within thirty (30) days after the period for curing said condition has expired. Your determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.